As filed with the Securities and Exchange Commission on January  7, 2000
                                              Registration No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                         THE IMMUNE RESPONSE CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                         33-0255679
----------------------------------  -----------------   ------------------------
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                           Identification No.)
                                5935 Darwin Court
                           Carlsbad, California 92008
                                 (760) 431-7080
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       DENNIS J. CARLO, Ph.D.                           Copies to:
President and Chief Executive Officer           THOMAS E. SPARKS, JR., ESQ.
   The Immune Response Corporation                  ALAN G. SMITH, ESQ.
          5935 Darwin Court                    Pillsbury Madison & Sutro LLP
     Carlsbad, California 92008                       P. O. Box 7880
                                               San Francisco, CA 94120-7880
                (760) 431-7080                           (415) 983-1000
(Name, address, including zip code, and telephone
                   number,
   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH                                       PROPOSED                 PROPOSED
   CLASS OF SECURITIES           AMOUNT TO            MAXIMUM OFFERING         MAXIMUM AGGREGATE             AMOUNT OF
    TO BE REGISTERED           BE REGISTERED         PRICE PER SHARE(1)        OFFERING PRICE(1)         REGISTRATION FEE
--------------------------   -------------------   -----------------------  ------------------------  ------------------------
Common Stock, $.0025 par       600,000 shares              $4.66                 $2,796,000.00                $738.14
value
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low price reported on the Nasdaq National Market on January 5, 2000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Dated January 7, 2000


                         THE IMMUNE RESPONSE CORPORATION
                         600,000 SHARES OF COMMON STOCK

                                 --------------

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which will be used by the selling stockholders, identified on page 12, to resell the common stock.
This means:

        - The selling stockholders may sell its shares of common stock from time to time.

        - For information on the methods of sale of the common stock, you should refer to the section entitled "Plan of Distribution" on page 12. We will not receive any portion of the proceeds from the sale of these shares.

        - You should read this prospectus and any prospectus supplement carefully before you invest.

         Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." On January 6, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $5.25 per share.

                                 --------------

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is ____________, 2000

                                  RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS.

        IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE FAILURE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE PRODUCTS MAY CAUSE US TO CEASE OPERATIONS.

        We have not completed the development of any products. A failure to successfully develop and commercialize products may cause us to cease operations. Our potential therapies under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization.

        The conclusion of the Phase III trial of REMUNE in May, 1999 due to lack of efficacy has had a material adverse effect on us. If Agouron Pharmaceuticals, Inc., a Warner Lambert Company, Agouron, fails to initiate or successfully complete additional pivotal trials with REMUNE we may have to abandon REMUNE or seek additional funding.

        Our other therapies and technologies are at earlier stages of development than REMUNE. Some of our technologies have not yet been tested in humans. Human testing of potential products based on these technologies may not be permitted by regulatory authorities. Even if human testing is permitted, the products based on these technologies may not be successfully developed or be shown to be safe and efficacious. Potential immune-based therapies based on some of our technologies are at an early stage of clinical testing and may not be shown to be safe or efficacious or ever receive regulatory approval.

        The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe and effective in clinical trials. FDA or other regulatory approvals may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs are not expected to be successfully developed or commercially available for a number of years, if at all.

        Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS

        We will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and establish manufacturing and marketing capabilities. A failure to raise additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves. We believe that our existing resources, will enable us to maintain our current and planned operations only into early 2001.

        Although we anticipate that the development of REMUNE will continue to represent a significant portion of our overall expenditures, we also anticipate that costs related to the development of REMUNE will decrease from 1999 levels in 2000. Other anticipated costs with respect to REMUNE will depend on many factors, in particular the continuation of our collaboration with Agouron.


        Our future capital requirements will depend on many factors, including:

        - continued scientific progress in our research and development programs,

        - the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals,

        - the costs involved in filing, prosecuting and enforcing patent claims,

        -      competing technological and market developments,

        -      the cost of manufacturing scale-up,

        -      effective commercialization activities and arrangements, and

        -      other factors not within our control.

        We intend to seek additional funding through public or private financings, arrangements with corporate collaborators or other sources. If funds are acquired through additional collaborations, we will likely be required to relinquish some or all of the rights to products that we may have otherwise developed ourselves. If adequate funds are not available when needed or on terms acceptable to us, we may be required to scale back some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves.

IF AGOURON TERMINATES ITS COLLABORATION WITH US WE MAY HAVE TO ABANDON REMUNE

        Our binding Letter of Intent with Agouron is the primary collaborative agreement that provides us with contract revenue. The termination of our agreement with Agouron might require us to abandon REMUNE.

WE MAY NOT BE ABLE TO ENTER INTO ADDITIONAL COLLABORATIONS

         We intend to seek additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms, or at all, in the future and our current or future collaborative arrangements may not be successful. This may cause us to abandon some of our products under development.

OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE US WITH ANY BENEFIT AND THE PATENTS AND PROPRIETARY TECHNOLOGY OF OTHERS MAY PREVENT US FROM COMMERCIALIZING PRODUCTS

        A failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

        In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to our products. We are aware that AstraZeneca PLC has acquired the rights to a patent, which has been issued in Europe and other countries, that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld after current opposition proceedings. This patent, and others that we are not aware of, may adversely affect our ability to develop and commercialize products.

        The patent positions of biotechnology and pharmaceutical companies can be highly uncertain, and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how.

        We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

        Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us, such as the patent owned by AstraZeneca PLC. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses to redesign our products or processes to avoid infringement. Licenses may not be available at all or on terms commercially reasonable to us and we may not be able to redesign our products or processes to avoid infringement.

        Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using some technology.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY HURT OUR ABILITY TO CONTINUE OPERATIONS

        As of September 30, 1999, we had a consolidated accumulated deficit of $184.4 million. We have not generated revenues from the commercialization of any product. We expect to incur substantial net operating losses over the next several years which may imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable at all or on a sustained basis.

THE LENGTHY APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS

        Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

        The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

        Even if additional pivotal surrogate marker trials of REMUNE are successfully completed, the FDA may not approve REMUNE for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

        In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

        Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices, GMP, requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects the manufacturer to possible FDA regulatory action. We or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

        The FDA has not designated expanded access protocols for REMUNE as "treatment" protocols. The FDA may not determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE.

        The FDA may not consider REMUNE or any other of the Company's products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

        To market any drug products outside of the United States, we are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval be the FDA.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE

        The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by us or which would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

OUR LACK OF COMMERCIAL MANUFACTURING AND MARKETING EXPERIENCE MAY PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

        We have not manufactured our product candidates in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products. Even if REMUNE is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE in commercial quantities. Except for REMUNE, we have not demonstrated the ability to manufacture our treatments in large-scale clinical or commercial quantities.

        We have no experience in the sales, marketing and distribution of pharmaceutical products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

        The manufacture process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able quickly to replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's GMP requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing products.

        We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, clinical trials, market introduction and subsequent sales of the products would be delayed. Further, contract manufacturers must also operate in compliance with the FDA's GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

        Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement could prevent us from successfully commercializing products. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

PRODUCT LIABILITY EXPOSURE MAY EXPOSE US TO SIGNIFICANT LIABILITY

        We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage, at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us. A product liability claim could hurt our financial performance.

HAZARDOUS MATERIALS/ENVIRONMENTAL MATTERS COULD EXPOSE US TO SIGNIFICANT COSTS

        Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. We may be required to incur significant costs to comply with current or future environmental laws and regulations. Our research and development processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources. Our operations, business or assets may be materially and adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS

        Our common stock is expressly subordinate to our Series F Convertible Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series F Convertible Preferred Stock liquidation preference.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS

        The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as:

        - the results of preclinical studies and clinical trials by us, our collaborators or our competitors,

        - other evidence of the safety or efficacy of our products or our competitors,

        - announcements of technological innovations or new products by us or our competitors,

        -      governmental regulatory actions,

        -      changes or announcements in reimbursement policies,

        -      developments with our collaborators,

        - developments concerning patent or other proprietary rights of ours or our competitors (including litigation),

        -      concern as to the safety of our products,

        -      period-to-period fluctuations in our operating results,

        -      changes in estimates of our performance by securities analysts,

        -      market conditions for biopharmaceutical stocks in general, and

        -      other factors not within our control

could have a significant adverse impact on the market price of our common stock. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF ANTI-TAKEOVER PROVISIONS COULD ADVERSELY AFFECT OUR COMMON
STOCKHOLDERS

        Our Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66-2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                       ADDITIONAL OR UPDATED RISK FACTORS

        Prior to making an investment decision with respect to the common stock offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, if any, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-18006):

        (a)    Our Annual Report on Form 10-K for the year ended December 31,
1998;

        (b) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

        (c)    Our Current Report on Form 8-K dated May 17, 1999;

        (d)    Our Current Report on Form 8-K dated May 14, 1999;

        (e) The description of our common stock set forth in the registration statement on Form 8-A filed on March 30, 1990; and

        (f) The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the registration statement on Form 8-A filed on March 4, 1992.

        Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at
(760) 431-7080 to The Immune Response Corporation, at our principal executive offices, 5935 Darwin Court, Carlsbad, California 92008.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders in the offering.

              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS

        We entered into an Assignment Agreement dated as of December 8, 1999 with one of the selling stockholders to purchase the rights to its TCR Technology in exchange for money and shares of our common stock. We also entered into an Agreement dated as of December 8, 1999 with the other selling stockholder to purchase the rights to is TCR Technology in exchange for money and shares of our common stock. Pursuant to both agreements, we issued 250,000 shares to the selling stockholders on December 8, 1999 and are obligated to issue to them up to an additional 350,000 shares by June 30, 2000.

                            INCOME TAX CONSIDERATIONS

        You should consult your own tax advisor about the income tax issues and the consequences of holding and disposing of our common stock.

                              SELLING STOCKHOLDERS

        As of January 7, 2000 there were two selling stockholders, as set forth below. Share ownership information is based solely upon information furnished to us by the selling stockholders:

                                                                                                     Percentage of
                                                                                                   Common Stock to be
                                                      Shares of Common         Number of              Held After
                                                   Stock Issuable Held at    Shares Being              Sale of
          Selling Stockholders                        January  7, 2000         Offered(1)            Common Stock
------------------------------------------         ----------------          -----------------     ------------------
Connetics Corporation.....................         129,402                   129,402                        0
XOMA (US) LLC ............................         120,598                   120,598                        0

----------

(1) Does not include up to an additional 350,00 shares of common stock which we are obligated to issue to the selling stockholders, pursuant to the agreements dated as of December 8, 1999 between us and the selling stockholders.


        There has been no material relationship between the selling stockholders and us in the past three years except obligations which arose out of the agreements dated as of December 8, 1999 by and among us and the selling stockholders.

                              PLAN OF DISTRIBUTION

        The selling stockholders (or, subject to applicable law, its pledges, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

        -      ordinary brokers' transactions;

        - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

        - purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts pursuant to this prospectus;

        - "at the market," to or through market makers, or into an existing market for our common stock;

        - in other ways not involving market makers or established trading markets, including the direct sales to purchasers or sales effected through agents;

        - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

        -      in privately negotiated transactions.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders also may pledge the shares to a financial institution, broker or dealer. Upon a default, the financial institution, broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

        Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling the stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

                                  LEGAL MATTERS

        The validity of the issuance of the shares offered in this prospectus was passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. A partner of Pillsbury Madison & Sutro LLP owns 15,000 shares of our common stock and an option to acquire 20,000 shares of our common stock.

                                     EXPERTS

        The consolidated financial statements of The Immune Response
Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in the Company's Annual Report on Form 10-K and incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



        We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Risk Factors.................................................................2
Additional or Updated Risk Factors..........................................10
Special Note Regarding Forward-Looking Information..........................10
Where You Can Find More Information.........................................10
Use of Proceeds.............................................................11
Issuance of Common Stock to the Selling Stockholders........................11
Income Tax Considerations...................................................11
Selling Stockholders........................................................12
Plan of Distribution........................................................12
Legal Matters...............................................................13
Experts.....................................................................13

==============================================================================


                                 600,000 Shares
                                  Common Stock






                                   THE IMMUNE
                              RESPONSE CORPORATION

                          ----------------------------
                                   PROSPECTUS

                          ----------------------------




                              _______________, 2000



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being REGISTERED hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                                Amount
                                                            -------------
SEC registration fee                                           $ 738.14
Accounting fees and expenses                                  10,000.00
Legal fees and expenses                                       15,000.00
Registrar and transfer agent's fees                            2,500.00
NNM listing fee                                               17,500.00
Miscellaneous fees and expenses                                4,261.86
                                                            -------------
       Total                                                 $50,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, the "Delaware GCL, permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        Article VII of our Restated Certificate of Incorporation, as amended, and Article V of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

        In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

         Exhibit
         Number                           Description of Document*
         ------        --------------------------------------------------------
           5.1         Opinion of Pillsbury Madison & Sutro LLP regarding the
                       legality of the securities being registered.

           23.1        Consent of independent public accountants.

           23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration
                       Statement).

           24.1        Power of Attorney (see page II-4).

---------------

* Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.


ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        We hereby undertake:

                 (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) For purposes of determining any liability under the Act, each filing of our annual report pursuant to Section 13(a) or
        Section 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3, and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, January 7, 2000.

                                       THE IMMUNE RESPONSE CORPORATION



                                       By /s/ Dennis J. Carlo, Ph.D.
                                          --------------------------------------
                                                  Dennis J. Carlo, Ph.D.
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Dennis J. Carlo, Ph.D. and Howard Sampson and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                     Title                               Date
               ---------                                     -----                               ----
/s/ Dennis J. Carlo, Ph.D.                     President, Chief Executive Officer,          January 7, 2000
--------------------------------------         Chief Scientific Officer and
      Dennis J. Carlo, Ph.D.                   Director (Principal Executive
                                               Officer)

               Signature                                     Title                               Date
               ---------                                     -----                               ----
/s/ Howard Sampson                             Vice President Finance, Chief                January 7, 2000
--------------------------------------         Financial Officer and Treasurer
      Howard Sampson                           (Principal Financial and Principal
                                               Accounting Officer)


/s/ James B. Glavin                            Chairman of the Board of                     January 7, 2000
--------------------------------------         Directors
      James B. Glavin


/s/ Kevin B. Kimberlin                         Director                                     January 7, 2000
--------------------------------------
      Kevin B. Kimberlin


/s/ Melvin Perelman                            Director                                     January 7, 2000
--------------------------------------
      Melvin Perelman


/s/ William M. Sullivan                        Director                                     January 7, 2000
--------------------------------------
      William M. Sullivan


                                               Director                                     January __, 2000
--------------------------------------
      Philip M. Young

                                  EXHIBIT INDEX

Exhibit
Number                             Description of Document
-------       ------------------------------------------------------------------
  5.1         Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

 23.1         Consent of independent public accountants.

 23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

 24.1         Power of Attorney (see page II-4).